Exhibit 99.1

EXACT SCIENCES AND GENOMIC HEALTH TO COMBINE,
CREATING LEADING GLOBAL CANCER DIAGNOSTICS COMPANY

Joins two of the strongest brands in cancer diagnostics, Cologuard® and Oncotype DX®, providing a strong platform for continued growth

Forms best-in-class commercial, research, development and clinical organization, with enhanced scale and scope in cancer diagnostics

Global infrastructure accelerates the ability to provide new innovative cancer diagnostics to patients

Combined company positioned to deliver approximately $1.6 billion in revenue and approximately $1.2 billion in gross profit in 2020

Executives to lead joint conference call and webcast at 8 a.m. ET today, July 29, 2019

MADISON, Wis. and REDWOOD CITY, Calif., July 29, 2019 — Exact Sciences Corp. (NASDAQ: EXAS) and Genomic Health, Inc. (NASDAQ: GHDX) today announced that the companies have entered into a definitive agreement under which Exact Sciences will combine with Genomic Health for $72.00 per share in a cash and stock transaction valued at $2.8 billion. The transaction, which has been unanimously approved by the Boards of Directors of both companies, is expected to be completed by the end of 2019.

Together, Exact Sciences and Genomic Health will create a leading global cancer diagnostics company. The combined company will offer two of the strongest and fastest growing brands in cancer diagnostics, Cologuard and Oncotype DX, providing a robust platform for continued growth. With this enhanced platform, including a commercial presence in more than 90 countries, the combined company expects to continue to increase adoption of current tests, and to bring new innovative cancer diagnostics to patients throughout the world.

On a pro forma basis, the combined company expects to generate revenue of approximately $1.6 billion and gross profit of approximately $1.2 billion in 2020. Additionally, the combination is expected to generate annualized cost synergies of approximately $25 million within the third full year following close, primarily through reducing public company costs and purchasing optimization.

“Uniting the best minds and molecular diagnostics capabilities will advance the fight against cancer. Combining industry pioneers Exact Sciences and Genomic Health is a pivotal step toward building the leading cancer diagnostics company in the world,” said Kevin Conroy, chairman and CEO of Exact Sciences. “Exact Sciences is continuing to grow sales and expand adoption of Cologuard at a rapid pace, and Genomic Health’s Oncotype DX is the global standard of care to inform treatment decisions for women with breast cancer. Together, with our collective resources and broader platform, we will be able to provide our existing tests to more people, while also accelerating the development and launch of future cancer diagnostic tests. We are excited to join together two teams who are united in their dedication to making a positive impact on patients’ lives.”

“We are very pleased to join forces with Exact Sciences, a company and team with which we have a shared vision to revolutionize the way cancer is diagnosed and treated,” said Kim Popovits, chairman of the board, chief executive officer and president of Genomic Health. “Genomic Health has achieved incredible success over nearly two decades in pioneering cancer diagnostics, and the recent landmark TAILORx trial results set a new standard of care for the use of the Oncotype DX test for women with early-stage invasive breast cancer. This transaction provides immediate value to Genomic Health stockholders through an upfront cash payment, as well as ownership in a combined company with enhanced financial strength and the commercial and R&D capabilities to continue to drive significant growth into the future.”

Combining Talented Teams with Proven Capabilities to Create a Leading Cancer Diagnostics Company

•                  Joins two of the strongest brands in cancer diagnostics into one entity and provides platform for continued growth: Cologuard and Oncotype DX, the companies’ leading brands, will respectively continue to help detect colorectal cancer and inform treatment decisions in colorectal, breast and prostate cancer, which collectively represent approximately 40% of all solid tumor incidence.

•                  Exact Sciences’ Cologuard has a total available U.S. screening market of $15 billion, with an additional potential $3 billion opportunity among people ages 45-49(1). To date, Cologuard has captured less than 6% of the large addressable market of people over 50 years old, and is rapidly building on its 174,000 health care provider customer base, with a goal of reaching 40% share of the market over the long-term. In the second quarter of 2019, Cologuard revenue grew 94% year-over-year.

•                  Genomic Health’s Oncotype IQ portfolio has guided personalized treatment decisions for more than one million cancer patients worldwide, and delivered more than 19% year-over-year overall revenue growth in the second quarter of 2019. Genomic Health estimates that its Oncotype DX suite of products in oncology and urology have a total available market of $2 billion.

•                  Forms best-in-class commercial, R&D and clinical organization, with enhanced scale and scope in cancer diagnostics: The transaction will create a combined R&D team with extensive clinical capabilities and a robust evidence generation engine, complemented by proven regulatory expertise, and key relationships with oncologists. The combined commercial organization will have more than 1,000 team members inclusive of sales, marketing and reimbursement teams. The combined company will have the financial strength to support a high level of investment in R&D. This will support the development of innovative products across the diagnostic paradigm, including the ongoing work to identify proprietary biomarkers across the world’s 15 deadliest cancers, while continuing to advance the adoption of current products.

•                  Provides global infrastructure to accelerate the ability to provide new innovative cancer diagnostics to patients: The combined company will have a commercial presence in more than 90 countries and expanded reach across primary care, oncology, OB/GYN, gastroenterology, and urology to support growth of existing and future cancer tests. The combined company will build upon Genomic Health’s presence in the San Francisco Bay Area, providing lab infrastructure in a state where the Medicare Administrative Contractor participates in the MolDx program, which may facilitate reimbursement of future liquid biopsy products.

Transaction Terms

Under the terms of the agreement, for each share of Genomic Health common stock they own, Genomic Health stockholders will receive $27.50 in cash and $44.50 in shares of Exact Sciences stock, subject to a 10% collar centered on Exact Sciences’ volume-weighted average price for the 45 trading days ended July 26, 2019.

(1)  The American Cancer Society has recommended that colorectal cancer screening commence at age 45, and Exact Sciences has submitted an application to the FDA for a label expansion to the 45-49 age group.

Based on the parties’ closing stock prices as of July 26, 2019, the last trading day prior to today’s announcement, the total per-share consideration represents a premium of approximately 19% to Genomic Health’s volume-weighted average price (“VWAP”) for the last 30 trading days. Upon closing, Exact Sciences shareholders are expected to own approximately 91% of the combined company, and Genomic Health stockholders are expected to own approximately 9%.

Transaction Approvals

The transaction is subject to customary closing conditions and regulatory approvals, including the approval of stockholders of Genomic Health. Felix and Julian Baker and certain funds advised by entities with whom they are affiliated, which collectively own approximately 25.3% of the outstanding shares of Genomic Health common stock, have entered into agreements to vote in favor of the transaction.

Advisors

Centerview Partners and XMS Capital Partners are serving as financial advisors to Exact Sciences and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor. Goldman Sachs & Co. LLC is serving as financial advisor to Genomic Health and Sullivan & Cromwell, LLP and Pillsbury Winthrop Shaw Pittman LLP are serving as legal advisors.

Conference Call Information and Transaction Website

Associated presentation materials and an infographic regarding the transaction will be available on the investor relations section of each company’s website at http://investor.exactsciences.com/investor-relations/default.aspx and https://investor.genomichealth.com as well as a joint transaction website at www.leadingcancerdiagnostics.com.

The two companies will host a joint conference call today at 8:00 a.m. ET to discuss this transaction. The call will include a slide presentation and participants are encouraged to view the presentation via webcast at https://event.on24.com/wcc/r/2018181/407D8C8CC89693670C3884786F1E4F14.

Date:	Monday, July 29, 2019
Time:	8 a.m. ET, 7 a.m. CT, 5 a.m. PT
Webcast:	The live webcast can be accessed at www.exactsciences.com and www.genomichealth.com
Domestic callers, dial 877-201-0168
International callers, dial +1 647-788-4901
Access code for both domestic and international callers: 8288326

An archive of the webcast will be available at www.exactsciences.com. A replay of the conference call will be available by calling 800-585-8367 domestically or 416-621-4642 internationally. The access code for the replay is 8288326. The webcast, conference call and replay are open to all interested parties.

Exact Sciences and Genomic Health Second Quarter 2019 Earnings Results

In separate news releases, Exact Sciences and Genomic Health today both announced their financial results for the second quarter of 2019, ended June 30, 2019. Exact Sciences and Genomic Health will address any questions regarding their earnings on the joint transaction call at 8 a.m. ET. Exact Sciences and Genomic Health have cancelled their previously scheduled earnings calls on July 30, 2019, and August 1, 2019, respectively.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on the early detection and prevention of some of the deadliest forms of cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. For more information, please visit the company’s website at www.exactsciences.com, follow Exact Sciences on Twitter @ExactSciences or find Exact Sciences on Facebook.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is the world’s leading provider of genomic-based diagnostic tests that help optimize cancer care, including addressing the overtreatment of the disease, one of the greatest issues in healthcare today. With its Oncotype IQ® Genomic Intelligence Platform, the company is applying its world-class scientific and commercial expertise and infrastructure to lead the translation of clinical and genomic big data into actionable results for treatment planning throughout the cancer patient journey, from diagnosis to treatment selection and monitoring. The Oncotype IQ portfolio of genomic tests and services currently consists of the company’s flagship line of Oncotype DX® gene expression tests that have been used to guide treatment decisions for over 1 million cancer patients worldwide. Genomic Health is expanding its test portfolio to include additional liquid- and tissue-based tests, including the Oncotype DX® AR-V7 Nucleus Detect™ test. The company is based in Redwood City, California, with international headquarters in Geneva, Switzerland. For more information, please visit, www.GenomicHealth.com and follow the company on Twitter: @GenomicHealth, Facebook, YouTube and LinkedIn.

GHDX-F

Cautionary Statement

This communication contains statements, including statements regarding the proposed acquisition of Genomic Health, Inc. (“Genomic Health”) by Exact Sciences Corporation (“Exact Sciences”) that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, expectations and events, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate” or other comparable terms. All statements other than statements of historical facts included in this communication regarding strategies, prospects, financial condition, operations, costs, plans, objectives and the proposed acquisition of Genomic Health by Exact Sciences are forward-looking statements. Examples of forward-looking statements include, among others, statements regarding expected future operating results, anticipated results of sales and marketing efforts, expectations concerning payer reimbursement, the anticipated results of product development efforts, the anticipated benefits of the proposed acquisition of Genomic Health, including estimated synergies and other financial impacts, and the expected timing of completion of the transaction. Forward-looking statements are neither historical facts nor assurances of future performance or events. Instead, they are based only on current beliefs, expectations and assumptions regarding future business developments, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results, conditions and events may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results, conditions and events to differ materially from those indicated in the forward-looking statements include, among others, the following: the ability to successfully and profitably market our products and services; the acceptance of our products and services by patients and healthcare providers; the ability to meet demand for our products and services; the willingness of health insurance companies and other payers to cover our products and services and adequately reimburse us for such products and services; the amount and nature of competition from other cancer screening and diagnostic products and services; the effects of the adoption, modification or repeal of any law, rule, order, interpretation or policy relating to the healthcare system, including without limitation as a result of any judicial, executive or legislative action; the effects of changes in pricing, coverage and reimbursement for our products and services, including without limitation as a result of the Protecting Access to Medicare Act of 2014; recommendations, guidelines and quality metrics issued by various organizations such as the U.S. Preventive Services Task Force, the American Cancer Society, and the National Committee for Quality Assurance regarding cancer screening or our products and services; the ability of Exact Sciences and Genomic Health to successfully develop new products and services; the ability to effectively utilize strategic partnerships, such as through Exact Sciences’ Promotion Agreement with Pfizer, Inc., and acquisitions; success establishing and maintaining collaborative, licensing and supplier arrangements; the ability of Exact Sciences and Genomic Health to maintain regulatory approvals and comply with applicable regulations; the ability of Exact Sciences and Genomic Health to receive the required regulatory approvals for the proposed merger with Genomic Health and approval of Genomic Health’s stockholders and to satisfy the other conditions to the closing of the transaction on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of Exact Sciences and Genomic Health to terminate the merger agreement; negative effects of the announcement or the consummation of the transaction on the market price of Exact Sciences’ and/or Genomic Health’s common stock and/or on their respective businesses, financial conditions, results of operations and financial performance; risks relating to the value of the Exact Sciences shares to be issued in the transaction; significant transaction costs and/or unknown liabilities; the possibility that the anticipated benefits from the proposed acquisition of Genomic Health cannot be realized in full or at all or may take longer to realize than expected; risks associated with contracts containing consent and/or other provisions that may be triggered by the proposed acquisition of Genomic Health; risks associated with transaction-related litigation; the possibility that costs or difficulties related to the integration of Genomic Health’s operations with those of Exact Sciences will be greater than expected; and the ability of Genomic Health and the combined company to retain and hire key personnel. There can be no assurance that the proposed acquisition of Genomic Health will in fact be consummated in the manner described or at all. For additional information on identifying factors that may cause actual results, conditions or events to vary materially from those stated in forward-looking statements, please see Exact Sciences’ and Genomic Health’s reports on Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) and other written statements made by Exact Sciences and/or Genomic Health from time to time. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Additional Information

In connection with the proposed transaction, Exact Sciences will file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Exact Sciences and a proxy statement of Genomic Health (the “proxy statement/prospectus”), and each party will file other documents regarding the proposed transaction with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A definitive proxy statement/prospectus will be sent to Genomic Health’s stockholders when it becomes available. Investors and security holders will be able to obtain the registration statement and the proxy statement/prospectus free of charge from the SEC’s website or from Exact Sciences or Genomic Health when it becomes available. The documents filed by Exact Sciences with the SEC may be obtained free of charge at Exact Sciences’ website at www.exactsciences.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Exact Sciences by requesting them by mail at Exact Sciences Corporation, 441 Charmany Drive, Madison, Wisconsin 53719, or by telephone at (608) 535-8815. The documents filed by Genomic Health with the SEC may be obtained free of charge at Genomic Health’s website at www.genomichealth.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Genomic Health by requesting them by mail at Genomic Health, Inc., 301 Penobscot Drive, Redwood City, California 94063, or by telephone at (650) 556-9300.

Participants in the Solicitation

Exact Sciences, Genomic Health and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about Exact Sciences’ directors and executive officers is available in Exact Sciences’ proxy statement for its 2019 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2019, and Exact Sciences’ Current Report on Form 8-K, which was filed with the SEC on July 26, 2019. Information about Genomic Health’s directors and executive officers is available in Genomic Health’s proxy statement for its 2019 Annual Meeting of Stockholders, which was filed with the SEC on April 25, 2019, and Genomic Health’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 28, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statement, the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Stockholders, potential investors and other readers should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Exact Sciences or Genomic Health as indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Contacts

For Exact Sciences

Investor Relations:

Megan Jones

meganjones@exactsciences.com

608-535-8815

Media:

Cara Connelly

cconnelly@exactsciences.com

614-302-5622

For Genomic Health

Investors Relations & Media:

Emily Faucette

650-569-2824

investors@genomichealth.com

media@genomichealth.com